UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORDSTROM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State or other jurisdiction of incorporation or organization)	91-0515058 (I.R.S. Employer Identification No.)

1617 Sixth Avenue, 6th Floor Seattle, Washington 98101 (Address of Principal Executive Offices, including zip code)	Robert Sari 1700 Seventh Avenue, 7th Floor Seattle, Washington 98101 (206) 628-2111 (Name, address and telephone number, including area code, of agent for service)
Nordstrom Directors Deferred Compensation Plan (“DDCP”)
Nordstrom Executive Deferred Compensation Plan (“EDCP”)
(Full Title of Plans)
Copies to:
D. Wayne Gittinger
William W. Lin
Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, Washington 98101-2338
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	Registered	Share	Price	Registration Fee
EDCP Deferred Compensation Obligations (1)	$20,000,000(3)	100%	$20,000,000(3)	$1,116.00
DDCP Deferred Compensation Obligations (2)	$3,000,000(4)	100%	$3,000,000(4)	$167.40
TOTAL:			$23,000,000	$1,283.40

(1)	The EDCP Deferred Compensation Obligations are unsecured obligations of Nordstrom, Inc. to pay deferred compensation in the future in accordance with the terms of the Nordstrom Executive Deferred Compensation Plan.

(2)	The DDCP Deferred Compensation Obligations are unsecured obligations of Nordstrom, Inc. to pay deferred compensation in the future in accordance with the terms of the Nordstrom Directors Deferred Compensation Plan.

(3)	The amount registered is based upon an estimate of the amount of compensation to be deferred by participants in the EDCP and is estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(4)	The amount registered is based upon an estimate of the amount of compensation to be deferred by participants in the DDCP and is estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN
THE SECTION 10(A) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Nordstrom, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a)	The Registrant’s latest Annual Report on Form 10-K for the year ended January 31, 2009, filed with the Commission on March 23, 2009;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the Registrant’s definitive proxy statement filed with the Commission on April 9, 2009 and the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended May 2, 2009 filed with the Commission on June 9, 2009 and August 1, 2009 filed with the Commission on September 9, 2009, and the Registrant’s current reports on Form 8-K; and

(c)	The description of the Registrant’s Common Stock contained in any registration statement or report that the Registrant has filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The securities registered hereunder are deferred compensation obligations of the Company under (i) the Nordstrom Executive Deferred Compensation Plan (2007 Restatement), as amended by Amendment 2008-1 and Amendment 2008-2 to the Nordstrom Executive Deferred Compensation Plan, and (ii) the Nordstrom Directors Deferred Compensation Plan (2007 Restatement), as amended by Amendment 2009-1 to the Nordstrom Directors Deferred Compensation Plan (collectively, the “Plans”). These deferred compensation obligations represent the contractual obligations of the Company to pay or distribute when due to participants in the Plans cash or shares of Company common stock with respect to amounts deferred in accordance with the terms of the Plans. The right of each participant in the Plans is that of a general, unsecured creditor of the Company. The Plans are unfunded and the Company is not required to set aside assets to be used for payment of the deferred compensation obligations under the Plans. A participant’s interest under the Plans may not be sold, transferred, pledged or otherwise encumbered.
Item 5. Interests of Named Experts and Counsel.
Certain legal matters relating to the deferred compensation obligations will be passed upon for the Registrant by Lane Powell PC, Seattle, Washington. As of August 31, 2009, D. Wayne Gittinger, a shareholder at Lane Powell PC, was the beneficial owner of 15,471,634 shares of Nordstrom common stock, including 66,984 shares held by him individually, 13,845,806 shares owned by his wife individually, 3,644 shares held by his wife in the Registrant’s 401(k) Plan and Profit Sharing, and 1,555,200 shares held by a trust of which his wife is a trustee and beneficiary.
Item 6. Indemnification of Directors and Officers.
Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the ‘Securities Act”). Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or in any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.
Article IX of the Amended and Restated Articles of Incorporation of the Registrant eliminates any personal liability of a director to the Registrant or its shareholders for monetary damages for conduct as a director, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation of the Registrant became effective. If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Registrant’s power to eliminate or limit the liability of a director to the Registrant, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended. Article IX of the Registrant’s Amended and Restated Articles of Incorporation also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Registrant shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.
Article XI of the Registrant’s Bylaws provide for, among other things, the indemnification by the Registrant of its directors and officers and the advancement of expenses. The Registrant’s Bylaws also permit the purchase and maintenance of insurance, the creation of trust funds, the grant of security interests and the use of other means to secure the Registrant’s indemnification obligations. The Registrant has also entered into certain indemnification agreements with its directors, the form of which is attached as Exhibit 10.1 to its Current Report on Form 8-K filed with the Commission on March 3, 2009. The indemnification agreements provide the Registrant’s directors with indemnification to the full extent permitted by law.
Officers and directors of the Registrant are covered by insurance (with certain exceptions and limitations) that indemnifies them against certain losses and liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against liability and expenses incurred by such officer or director upon a determination that such person acted in good faith.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Lane Powell PC (filed herewith)

10.1	Nordstrom Executive Deferred Compensation Plan (incorporated by reference from the Registrant’s Form 8-K filed on November 19, 2007)

10.2	Nordstrom Directors Deferred Compensation Plan (incorporated by reference from the Registrant’s Form 8-K filed on November 19, 2007)

10.3	Amendment 2008-1 to the Nordstrom Executive Deferred Compensation Plan (incorporated by reference from the Registrant’s Form 8-K filed on November 24, 2008)

10.4	Amendment 2008-2 to the Nordstrom Executive Deferred Compensation Plan (filed herewith)

10.5	Amendment 2009-1 to the Nordstrom Directors Deferred Compensation Plan (filed herewith)

23.1	Consent of Deloitte & Touche LLP, Independent Auditors (filed herewith)

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
     Provided, however, that paragraphs A.(1)(i) and A.(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 9th day of September 2009.

NORDSTROM, INC.
/s/ MICHAEL G. KOPPEL
By: Michael G. Koppel
Its:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY
Each person whose individual signature appears below hereby constitutes and appoints Michael G. Koppel and Robert Sari, and either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to do any and all acts and things and execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 relating to the Nordstrom Director Deferred Compensation Plan and the Nordstrom Executive Deferred Compensation Plan, including specifically but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned, in his or her capacity as a director and/or officer of the Company, any such Form S-8 and any and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents or any of them, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 25th day of August 2009.

SIGNATURE	TITLE

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Chairman of the Board and Director

/s/ Blake W. Nordstrom Blake W. Nordstrom	President (Principal Executive Officer and Director)

/s/ Michael G. Koppel Michael G. Koppel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ James A. Howell James A. Howell	Vice President of Finance (Principal Accounting Officer)

/s/ Phyllis J. Campbell Phyllis J. Campbell	Director

/s/ Robert G. Miller Robert G. Miller	Director

/s/ Erik B. Nordstrom Erik B. Nordstrom	Director

/s/ Peter E. Nordstrom Peter E. Nordstrom	Director

/s/ Philip G. Satre Philip G. Satre	Director

/s/ Robert D. Walter Robert D. Walter	Director

/s/ Alison A. Winter Alison A. Winter	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Lane Powell PC (filed herewith)

10.1	Nordstrom Executive Deferred Compensation Plan (incorporated by reference from the Registrant’s Form 8-K filed on November 19, 2007)

10.2	Nordstrom Directors Deferred Compensation Plan (incorporated by reference from the Registrant’s Form 8-K filed on November 19, 2007)

10.3	Amendment 2008-1 to the Nordstrom Executive Deferred Compensation Plan (incorporated by reference from the Registrant’s Form 8-K filed on November 24, 2008)

10.4	Amendment 2008-2 to the Nordstrom Executive Deferred Compensation Plan (filed herewith)

10.5	Amendment 2009-1 to the Nordstrom Directors Deferred Compensation Plan (filed herewith)

23.1	Consent of Deloitte & Touche LLP, Independent Auditors (filed herewith)

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)